Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com

MAD CATZ ACQUIRES JOYTECH®ASSETS FROM

TAKE-TWO INTERACTIVE SOFTWARE, INC.

- Acquisition to Strengthen Mad Catz’ European Market Position -

San Diego – September 7, 2007—Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, announced today that, consistent with its strategy to further diversify Mad Catz’ products and geographic distribution capabilities, it has acquired assets and assumed certain liabilities of Joytech from Take-Two Interactive Software, Inc. (NASDAQ: TTWO) for approximately $3.7 million.

Joytech manufactures third-party video game peripherals and audiovisual accessories with retail distribution in Europe and North America. The addition of Joytech personnel will allow Mad Catz to initiate a European product development effort and bolster Mad Catz’ sales team. The European market has been a key growth driver for Mad Catz and this acquisition reinforces that strategic initiative.

Mad Catz anticipates that the acquisition will add at least $10 million in annual revenue, leverage Mad Catz’ existing infrastructure, add several new customers and products and expects the acquisition to be accretive within the first year of completion. The Company intends to finance the acquisition through a combination of cash on hand and borrowings under its existing credit facility.

Commenting on the transaction, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “This transaction is consistent with our strategy to continue to grow profitably, in part by diversifying our product line-up and geographic reach. Joytech’s strong presence in Europe and growing presence in North America are expected to complement our current operations and further enhance our worldwide distribution network enabling Mad Catz to more efficiently deliver a larger portfolio of innovative gaming accessories to our customers worldwide.

-more-

Mad Catz Interactive, 9/7/07

“We remain committed to pursuing additional acquisition opportunities that can enhance shareholder value by leveraging our existing operating platform, further diversifying Mad Catz’ product offerings and market reach, and solidifying our role as a market leader throughout the current console transition and beyond.”

About Mad Catz Interactive, Inc.

Mad Catz is a leading provider of innovative peripherals for the worldwide interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

About Joytech

Headquartered in Windsor England and New York City, prior to this transaction Joytech was a wholly-owned subsidiary of Take-Two Interactive Software, Inc., and one of the world’s largest manufacturers and distributors of third-party video game accessories. All Joytech products are designed and built in-house, providing gamers with high-quality products for all the gaming consoles, as well as PCs, at competitive prices. For further information on Joytech peripherals, please visit: www.joytech.net.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation® game console, PlayStation®2 and PLAYSTATION®3 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information, visit their website at www.take2games.com.

Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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